Exhibit 4.6

P.O. Box 49330 Bentall Station
Suite 1600 – 1055 Dunsmuir Street
Vancouver, British Columbia, Canada, V7X 1P1

March 23, 2004

British Columbia Securities Commission
701 West Georgia Street
Vancouver, BC
V7Y 1L2

Dear Sirs:

In connection with the preliminary prospectus for Placer Dome Inc. (the “Corporation”) dated March 23, 2004 relating to an offering of US$300,000,000 exchange debentures of the Corporation and the preliminary prospectus for the Corporation relating to an offering of US$230,000,000 convertible debentures of the Corporation, the following sets out particulars of the calculation of the Earnings Coverage disclosed in each preliminary prospectus.

Earnings Coverage

     The earnings coverage is based on the consolidated net income for the twelve months ended December 31, 2003, and the consolidated long-term debt as at that date:

(in millions of $US)	December 31, 2003

Consolidated net income			229
ADD: Interest on long-term debt			65
Income and resource taxes			44

Income before interest on long-term debt and income and resource taxes			250
Earnings available for interest on long-term debt	(A	)	250
Annual interest requirements on long-term debt	(B	)	71
(A) divided by (B)			3.5

TEL (604) 682-7082 FAX (604) 661-3726
DIRECT (604) 661-3728
EMAIL bruce_nicol@placerdome.com
WEB www.placerdome.com

A member of the Placer Dome Group

CONTINUED Page 2

The annual interest requirements on the long-term debt of the Corporation after giving effect to the issue of the original debentures and the convertible debentures and the use of the proceeds to retire other long-term debt, using applicable interest rates, for the twelve months ended December 31, 2003 was US$71 million. The Corporation’s earnings after adjustments for minority interests in the net earnings of subsidiaries but before deduction of interest on long-term debt and income and resource taxes for the twelve months ended December 31, 2003, amounted to US$250 million. These amounts are 3.5 times annual interest requirements for the twelve months ended December 31, 2003.

Yours truly,

PLACER DOME INC.

Bruce Nicol

Bruce B. Nicol
Vice-President and Controller